UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12

PLATO Learning, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437
May 14, 2010
Dear Fellow Stockholders:
     On or about April 20, 2010, PLATO Learning, Inc. (“PLATO Learning,” “we,” “us” or “our”) first began mailing to you a proxy statement dated April 20, 2010 (the “proxy statement”) regarding its special meeting of stockholders. At the special meeting, stockholders will consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2010 (the “merger agreement”), among PLATO Learning, Project Porsche Holdings Corporation (“Parent”) and Project Porsche Merger Corp. The meeting is scheduled for May 19, 2010 at 9:00 a.m. local time at PLATO Learning’s corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.
     As described in the proxy statement, certain stockholders commenced litigation in several venues challenging the merger seeking, among other relief, orders certifying a plaintiff class, orders enjoining the merger, damages in an unspecified amount, rescissory damages or rescission of the merger if it is consummated prior to a final order, and awards of attorneys’ fees and costs of litigation. In one of these actions, which was pending before the Delaware Court of Chancery and is entitled Maric Capital Master Fund, Ltd. v. PLATO Learning, et al., the Court of Chancery has issued a decision. The court denied the plaintiff’s preliminary injunction request with respect to the claim that the board of directors breached their fiduciary duties to PLATO Learning’s public stockholders by failing to undertake reasonable efforts to maximize stockholder value in the transaction. The court granted plaintiff’s motion in part concerning certain disclosures in the proxy statement and will permit a shareholder vote on the merger to be held after PLATO Learning makes supplemental disclosures, consisting of (i) disclosure of the discounted cash flow valuation obtained by using the weighted average cost of capital for PLATO Learning calculated by Craig-Hallum Capital Group LLC, or Craig-Hallum, and additional descriptions relating to the discounted cash flow analysis performed by Craig-Hallum, (ii) the free cash flow projections prepared by PLATO Learning’s management and provided to Craig-Hallum, and (iii) a description of certain discussions between representatives of Thoma Bravo, LLC, the parent company of Project Porsche Holdings Corporation, and PLATO Learning’s management regarding potential future compensation arrangements and equity participation in the surviving corporation. These additional disclosures, which are set forth in Exhibit A, should be read in conjunction with the proxy statement.
     The special meeting of PLATO Learning stockholders will be convened at 9:00 a.m. local time on May 19, 2010, with the polls being opened with respect to the proposals set forth in the proxy statement at that time. The polls will remain open with respect to the vote to approve and adopt the merger agreement until 8:00 a.m. local time on May 25, 2010. If you have already submitted a proxy, you may, if you wish, revoke or change it. If you wish to do so, you must act in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. If you are a record holder, you must submit your revoked or changed proxy so that it is received by 11:59 p.m. Eastern time on May 24, 2010. If you are a beneficial holder, you must submit your revoked or changed voting instructions in enough time so that your broker is able to vote by 11:59 p.m. Eastern time on May 24, 2010.
     On March 25, 2010, our board of directors, based in part upon the unanimous recommendation of the special committee of our board of directors comprised of four of our disinterested directors, unanimously (i) determined that it was advisable, in the best interests of and fair to us and our stockholders to enter into the merger agreement and (ii) approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. On May 14, 2010, our board of directors reaffirmed its unanimous recommendation. Therefore, our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.
          YOUR VOTE IS VERY IMPORTANT. We have enclosed an additional proxy card. If you have already voted in favor of the proposal to approve and adopt the merger agreement and do not want to change your vote, you do not need to do anything. If you have already voted and want to change your vote, you may use this card to do so. If you have not voted already, please do so now.

Sincerely,
/s/ David W. Smith
David W. Smith
Chair of the Special Committee and the Board of Directors

Cautionary Statement Regarding Forward-Looking Information
     This supplemental disclosure, and the documents to which we refer you in this supplemental disclosure, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:
•	the satisfaction of the conditions to consummation of the merger, including the approval and adoption of the merger agreement by our stockholders and the receipt of certain governmental approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $5.8 million to Parent or to reimburse Parent’s transaction expenses in an amount of up to $1.5 million if the merger agreement is terminated under certain circumstances;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the outcome of the legal proceedings instituted against us and others in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the SEC, including the amount of public school funding and other risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2009. See “Where You Can Find More Information” on page 64.
     We believe that the assumptions on which the forward-looking statements in this supplemental disclosure are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation to, update forward-looking statements in this supplemental disclosure to reflect events or circumstances after the date of this disclosure or to update reasons why actual results could differ from those anticipated in forward-looking statements in this disclosure. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this disclosure and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this disclosure or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.
Additional Information and Where You Can Find It
     In connection with the proposed merger with Project Porsche Merger Corp., PLATO Learning has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Shareholders of PLATO Learning are urged to read the proxy statement, including any amendments or updates, and any other relevant documents filed with the SEC because they contain important information about PLATO Learning and the proposed transaction. The proxy statement and any other documents filed by PLATO Learning with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by PLATO Learning by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000. Shareholders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

     PLATO Learning and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from PLATO Learning shareholders in respect of the proposed transaction. Information about the directors and executive officers of PLATO Learning and their respective interests in PLATO Learning by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Shareholders may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the transaction. Each of these documents is available for free at the SEC’s website at www.sec.gov and at the PLATO Learning Investor Relations website at www.PLATO.com/investor-relations.aspx.

Exhibit A
Discounted Cash Flow Analysis
     When performing its discounted cash flow analysis for PLATO Learning, Craig-Hallum analyzed PLATO Learning’s weighted average cost of capital, using a capital asset pricing model and a comparable companies analysis. Pursuant to the capital asset pricing model, Craig-Hallum arrived at a weighted average cost of capital of 22.6% for PLATO Learning. Pursuant to the comparable companies analysis, Craig-Hallum arrived at a weighted average cost of capital of 22.5%. Using discount rates of 22.5% and 22.6%, the discounted cash flow analysis indicates the following per share equity values of PLATO Learning based on the terminal value multiples of forecasted fiscal 2014 EBITDA indicated below:

	Price Per Share
	(EBITDA(1) Multiple)
Discount Rate	6.00x	7.00x	8.00x	9.00x	10.00x
22.5%	$5.07	$5.39	$5.71	$6.03	$6.35
22.6%	$5.06	$5.38	$5.70	$6.01	$6.33

(1)	For purposes of this analysis, EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock-based compensation, less capitalized software costs.
     Craig-Hallum arrived at the original discount rate range of 23% to 27% used in its discounted cash flow analysis by starting with PLATO Learning’s weighted average cost of capital of 22.6%, rounded to 23%, calculated using the capital asset pricing model, or CAPM, methodology and statistics from Morningstar’s Ibbotson 2009 SBBI Valuation Yearbook for micro-capitalization and technology related stock discount rates, and the comparable companies’ weighted average cost of capital of 22.5%, calculated using a similar methodology. Craig-Hallum used a range of discount rates slightly higher than these derived weighted average cost of capital calculations as a result of PLATO Learning’s specific stock illiquidity based on a volatility, or stock beta, analysis of a comparable company, Saba Software, with a similar market capitalization to PLATO Learning. This comparable company is also going through a similar business transition to PLATO Learning and has a balance sheet with similar characteristics to PLATO Learning due to its limited long-term indebtedness. Due to the significantly higher trading volume and liquidity in this comparable company’s common stock as compared to PLATO Learning, Craig-Hallum believed it provided a more reliable volatility, or beta analysis, reference point for use in the CAPM methodology and for use of Morningstar’s 2009 Ibbotson SBBI Valuation Yearbook discount rate for micro-capitalization and technology related stocks. As a result, Craig-Hallum determined that it was prudent to use this comparable company’s volatility, or beta, as part of its analysis in calculating the appropriate discount rate for PLATO Learning. This calculation yielded a discount rate of 24.8%, rounded to 25%, which Craig-Hallum then used as the midpoint of the range of discount rates shown in its discounted cash flow analysis in the proxy statement. This range also incorporated PLATO Learning’s discount rate of 22.6%, rounded to 23%, based solely on a CAPM and Morningstar’s 2009 Ibbotson SBBI Valuation Yearbook discount rate for micro-capitalization and technology related stocks methodology.
Free Cash Flow Projections
     We do not publicly disclose forecasts of future financial performance, earnings or other results and are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, our management prepared and we provided to Craig-Hallum the following projected financial information in connection with the preparation of its fairness opinion and related financial analysis. These free cash flow projections reflect an expense for estimated taxes because the estimated future tax benefit of PLATO Learning’s net operating losses was separately valued for purposes of Craig-Hallum’s discounted cash flow analysis.

Free Cash Flow Projections for the Five Years Ending October 31, 2014

Fiscal Year Ending October 31	2010	2011	2012	2013	2014
	(Dollars in Millions)
Operating Income	$3.6	$10.2	$11.9	$16.8	$18.2
Taxes	1.3	3.8	4.5	6.3	6.8
Operating Income After Tax	2.3	6.4	7.4	10.5	11.4
Adjustments:
Plus: Depreciation & Amortization	12.7	10.3	9.7	8.7	8.3
Plus: Stock Based Compensation	0.7	0.8	0.8	0.9	1.0
Less: Capital Expenditures	(7.3)	(10.7)	(7.5)	(7.6)	(7.7)
Plus: Increase in Net Working Capital	5.0	3.3	1.8	2.4	1.1
Free Cash Flow	$13.4	$10.0	$12.2	$14.9	$14.2
     The projections set forth above were prepared for internal use and not prepared with a view to public disclosure and are being included in this supplemental disclosure only because the projections were provided to Craig-Hallum and were relied upon by Craig-Hallum in performing its financial analysis for the special committee. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our management. The inclusion of the projections in this supplemental disclosure should not be regarded as an indication that these projections will be predictive of actual future results, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our security holders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger. Further, the projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
Management Discussions
     Although Thoma Bravo did not negotiate terms of formal employment agreements, including any compensation arrangements or equity participation in the surviving corporation, with our management for the period after the merger closes, representatives of Thoma Bravo did discuss with our management typical equity incentive packages Thoma Bravo has given to management of its portfolio companies. In particular, in a conversation with Vincent Riera, our chief executive officer, that occurred during the exclusive dealing period with Thoma Bravo prior to signing of the merger agreement, Thoma Bravo representatives described the typical package as consisting of 10% of a portfolio company’s common stock, with 4% going to the CEO, and conveyed that the typical package could be expected. During those discussions, Mr. Riera also specifically asked whether Thoma Bravo liked to retain management, and was assured that Thoma Bravo typically liked to keep existing management after an acquisition. Thoma Bravo also stated that it viewed the transaction as an opportunity to partner with PLATO Learning’s current management team to continue to build PLATO Learning.